Exhibit 5
                          Loeb & Loeb LLP
                          345 Park Avenue
                         New York NY  10154
(212) 407-4827
dfischer@loeb.com

                         November 16, 1999


United Television, Inc.
132 S. Rodeo Drive, Fourth Floor
Beverly Hills CA  90212-2425

Dear Sirs:

     We refer to the registration statement on Form S-8 under the Securities Act of 1933, being filed by United Television, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission, relating to shares of the Company's Common Stock issuable upon the exercise of options previously granted or available for grant pursuant to the Company's 1999 Stock Option Plan (the "Plan").

     We have examined the Plan, originals or photocopies or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

     Based on our examination mentioned above, and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the issuance of the Common Stock has been validly authorized, and the Common Stock when issued and paid for in the manner contemplated in the Plan, will be legally issued, fully paid and nonassessable provided, however, that the payment therefor is in any event not less than the par value of the shares of Common Stock so issued.

     We hereby consent to the filing of this opinion as Exhibit
5 to the Registration Statement.

                              Very truly yours,

                              LOEB & LOEB LLP